                                                                     Exhibit 2.1







                            STOCK PURCHASE AGREEMENT


                                  by and among


                               Courier Corporation


                                    as Buyer


                                       and


                     Mrs. Blanche Cirker, individually, and


       the Estate of Hayward Francis Cirker, by Blanche Cirker, executrix,


   The Stockholders of Dover Publications, Inc., Transfolio Express, Inc. and
                             Dover Book Store, Inc.,


                                   as Sellers



                                 August 14, 2000

                                TABLE OF CONTENTS



                                                                                                               Page
                                                                                                               ----
SECTION 1--DEFINITIONS............................................................................................1

SECTION 2--SALE AND TRANSFER OF SHARES; CLOSING...................................................................8
         2.1      SHARES..........................................................................................8
         2.2      PURCHASE PRICE..................................................................................8
         2.3      CLOSING.........................................................................................9
         2.4      CLOSING OBLIGATIONS.............................................................................9
         2.5      ADJUSTMENTS....................................................................................11

SECTION 3--REPRESENTATIONS AND WARRANTIES OF SELLERS.............................................................12
         3.1      ORGANIZATION AND GOOD STANDING.................................................................12
         3.2      AUTHORITY; NO CONFLICT.........................................................................13
         3.3      CAPITALIZATION.................................................................................14
         3.4      FINANCIAL STATEMENTS...........................................................................15
         3.5      BOOKS AND RECORDS..............................................................................15
         3.6      TITLE TO PROPERTIES; ENCUMBRANCES..............................................................15
         3.7      CONDITION AND SUFFICIENCY OF ASSETS............................................................16
         3.8      ACCOUNTS RECEIVABLE............................................................................16
         3.9      INVENTORY......................................................................................16
         3.10     REAL PROPERTY..................................................................................17
         3.11     TAXES..........................................................................................18
         3.12     NO MATERIAL ADVERSE CHANGE.....................................................................19
         3.13     EMPLOYEE BENEFITS..............................................................................19
         3.14     COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS................................22
         3.15     LEGAL PROCEEDINGS; ORDERS......................................................................22
         3.16     ABSENCE OF CERTAIN CHANGES AND EVENTS..........................................................23
         3.17     CONTRACTS; NO DEFAULTS.........................................................................24
         3.18     INSURANCE......................................................................................26
         3.19     ENVIRONMENTAL MATTERS..........................................................................26
         3.20     EMPLOYEES......................................................................................27
         3.21     LABOR RELATIONS; COMPLIANCE....................................................................28
         3.22     INTELLECTUAL PROPERTY..........................................................................28
         3.23     CERTAIN PAYMENTS...............................................................................30
         3.24     NO RELATED PERSON INDEBTEDNESS.................................................................30
         3.25     RELATIONSHIPS WITH RELATED PERSONS.............................................................30
         3.26     BROKERS OR FINDERS; ABSENCE OF OTHER AGREEMENTS................................................31
         3.27     [INTENTIONALLY OMITTED]........................................................................31
         3.28     YEAR 2000 ISSUES...............................................................................31

                                                      (ii)


SECTION 4--REPRESENTATIONS AND WARRANTIES OF BUYER...............................................................31
         4.1      ORGANIZATION AND GOOD STANDING.................................................................31
         4.2      AUTHORITY; NO CONFLICT.........................................................................31
         4.3      CERTAIN PROCEEDINGS............................................................................32
         4.4      BROKERS OR FINDERS.............................................................................32
         4.5      AVAILABILITY OF FUNDS..........................................................................32

SECTION 5--COVENANTS OF SELLERS..................................................................................32
         5.1      ACCESS AND INVESTIGATION.......................................................................32
         5.2      OPERATION OF THE BUSINESSES OF THE ACQUIRED COMPANIES..........................................33
         5.3      NEGATIVE COVENANT..............................................................................33
         5.4      REQUIRED APPROVALS.............................................................................33
         5.5      NOTIFICATION...................................................................................33
         5.6      PAYMENT OF INDEBTEDNESS BY RELATED PERSONS.....................................................34
         5.7      NO NEGOTIATION.................................................................................34
         5.8      BEST EFFORTS...................................................................................34
         5.9      PUBLIC DISCLOSURE AND TRADING IN SECURITIES....................................................34
         5.10     COOPERATION BY SELLERS.........................................................................35
         5.11     CASH WITHDRAWALS...............................................................................35
         5.12     CONSULTING SERVICES............................................................................35
         5.13     NO DISCHARGE OF ESTATE.........................................................................36

SECTION 6--COVENANTS OF BUYER....................................................................................36
         6.1      APPROVALS OF GOVERNMENTAL BODIES...............................................................36
         6.2      BEST EFFORTS...................................................................................36

SECTION 7--CONDITIONS PRECEDENT TO BUYER'S OBLIGATION
         TO CLOSE................................................................................................36
         7.1      ACCURACY OF REPRESENTATIONS....................................................................37
         7.2      SELLERS' PERFORMANCE...........................................................................37
         7.3      CONSENTS.......................................................................................37
         7.4      NO PROCEEDINGS.................................................................................37
         7.5      NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS............................................38
         7.6      NO PROHIBITION.................................................................................38

SECTION 8--CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE..................................................38
         8.1      ACCURACY OF REPRESENTATIONS....................................................................38
         8.2      BUYER'S PERFORMANCE............................................................................38
         8.3      CONSENTS.......................................................................................39
         8.4      NO INJUNCTION..................................................................................39

                                                      (iii)


SECTION 9--TERMINATION...........................................................................................39
         9.1      TERMINATION EVENTS.............................................................................39
         9.2      EFFECT OF TERMINATION..........................................................................39

SECTION 10--INDEMNIFICATION; REMEDIES............................................................................40
         10.1     SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE...................................40
         10.2     INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS..............................................40
         10.3     INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER................................................41
         10.4     TIME LIMITATIONS...............................................................................41
         10.5     LIMITATIONS ON AMOUNT--SELLERS.................................................................42
         10.6     LIMITATIONS ON AMOUNT--BUYER...................................................................42
         10.7     PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS..............................................42
         10.8     PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS....................................................43
         10.9     COORDINATION WITH SECTION 12 (CERTAIN TAX MATTERS).............................................43

SECTION 11--GENERAL PROVISIONS...................................................................................43
         11.1     EXPENSES.......................................................................................43
         11.2     PUBLIC ANNOUNCEMENTS...........................................................................44
         11.3     CONFIDENTIALITY................................................................................44
         11.4     NOTICES........................................................................................44
         11.5     JURISDICTION; SERVICE OF PROCESS...............................................................45
         11.6     WAIVER.........................................................................................45
         11.7     ENTIRE AGREEMENT AND MODIFICATION..............................................................46
         11.8     DISCLOSURE LETTER..............................................................................46
         11.9     ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS.............................................46
         11.10    SEVERABILITY...................................................................................46
         11.11    SECTION HEADINGS, CONSTRUCTION.................................................................47
         11.12    TIME OF ESSENCE................................................................................47
         11.13    GOVERNING LAW..................................................................................47
         11.14    COUNTERPARTS...................................................................................47
         11.15    FURTHER ASSURANCES.............................................................................47
         11.16    PERSONAL PROPERTY..............................................................................47

SECTION 12--CERTAIN TAX MATTERS..................................................................................48
         12.1     SECTION 338(h)(10) ELECTIONS...................................................................48
         12.2     TAX INDEMNIFICATION............................................................................49
         12.3     PREPARATION OF TAX RETURNS.....................................................................50
         12.4     CONTESTS.......................................................................................50
         12.5     COOPERATION AND EXCHANGE OF INFORMATION........................................................51
         12.6     CONVEYANCE TAXES...............................................................................52
         12.7     TAX SHARING AGREEMENTS.........................................................................52

                                                      (iv)


         12.8     MISCELLANEOUS..................................................................................52






































                                                      (v)


EXHIBITS
Exhibit 2.4(a)(ii)         -        Form of Seller's Releases
Exhibit 2.4(a)(iv)         -        FIRPTA Certificate
Exhibit 2.4(a)(v)          -        List of Jurisdictions
Exhibit 2.4(a)(vii)        -        Form of Opinion of Weil, Gotshal & Manges LLP
Exhibit 2.4(a)(viii)       -        Form of Lease Agreements
Exhibit 2.4(a)(ix)         -        Form of Tenant's Release
Exhibit 2.4(b)(iii)        -        Form of Opinion of Goodwin, Procter & Hoar LLP

SCHEDULES
Schedule 4.2               -        Exceptions to No Conflict Representation by Buyer; Consents

DISCLOSURE LETTER
Part 3.1                   -        Organization and Good Standing
Part 3.2                   -        Exceptions to No Conflict Representation; Consents
Part 3.3                   -        Exceptions to Capitalization
Part 3.4                   -        Financial Statements
Part 3.6(a)                -        May Fixed Asset Schedule
Part 3.6(b)                -        Fixed Assets Purchased and Sold Since May 11, 1998
Part 3.6(c)                -        Exceptions to Good and Marketable Title
Part 3.8                   -        Accounts Receivable
Part 3.9                   -        Inventory
Part 3.10                  -        Real and Personal Property
Part 3.11(a)               -        Tax Returns
Part 3.11(b)               -        Tax Claims
Part 3.11(c)               -        Income Tax Returns
Part 3.11(d)               -        Tax Sharing Agreements
Part 3.11(e)               -        S Corporation Status
Part 3.11(f)               -        Tax under Section 1374 of the IRC
Part 3.12                  -        Material Adverse Change
Part 3.13                  -        Employee Programs
Part 3.13(d)               -        Employee Programs subject to Title IV of ERISA, IRC Section
                                    412 or ERISA Section 302
Part 3.13(h)               -        Employee Programs subject to Title IV of ERISA with Unfunded
                                    Benefit Liabilities
Part 3.14(a)               -        Compliance with Legal Requirements
Part 3.14(b)               -        Governmental Authorizations
Part 3.15                  -        Legal Proceedings and Orders
Part 3.16                  -        Absence of Certain Changes and Events
Part 3.17(a)               -        Material Contracts
Part 3.17(b)               -        Rights of Sellers under Contracts
Part 3.17(c)               -        Exceptions to Valid and Binding Contracts

                                       (vi)


Part 3.18(a)               -        Insurance Policies
Part 3.18(b)               -        Insurance Claims
Part 3.19                  -        Environmental Matters
Part 3.20                  -        Retirement Benefits
Part 3.21                  -        Labor Relations
Part 3.22(a)               -        Intellectual Property
Part 3.22(b)               -        Foreign Countries in which Intellectual Property is Registered
Part 3.22(c)               -        Infringement of Intellectual Property
Part 3.22(d)               -        Other Persons with Rights to Intellectual Property
Part 3.22(e)               -        Claims to Intellectual Property
Part 3.22(f)               -        URL Registrations
Part 3.24                  -        Related Person Indebtedness
Part 3.25                  -        Relationships with Related Persons
Part 3.28                  -        Year 2000 Issues
Part 11.16(a)              -        Artwork Belonging to Sellers
Part 11.16(b)              -        Books Belonging to Sellers
Part 11.16(c)              -        Automobiles Belonging to Sellers

                                       (vii)

                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (the "Agreement") is entered into as of the 14th day of August, 2000 by and among Courier Corporation, a Massachusetts corporation ("Buyer") and Mrs. Blanche Cirker, individually ("Mrs. Cirker"), and the Estate of Hayward Francis Cirker, by Blanche Cirker as executrix (the "Estate" and together with Mrs. Cirker, the "Sellers"), the sole stockholders of Dover Publications, Inc., a New York corporation ("Dover"), Transfolio Express, Inc., a New York corporation ("Transfolio") and Dover Bookstore, Inc., a New York corporation ("Dover Book Store").

                                    RECITALS

         WHEREAS, Sellers are the legal and beneficial owners of all of the issued and outstanding shares of common stock, no par value per share, of Dover (the "Dover Shares");

         WHEREAS, Sellers are the legal and beneficial owners of all of the issued and outstanding shares of common stock, par value $100 per share, of Transfolio (the "Transfolio Shares");

         WHEREAS, Sellers are the legal and beneficial owners of all of the issued and outstanding shares of common stock, no par value per share, of Dover Book Store (the "Dover Book Store Shares" and together with the Dover Shares and Transfolio Shares, the "Shares"); and

         WHEREAS, Sellers desire to sell, and Buyer desires to purchase, all of the Shares for the consideration and on the terms set forth in this Agreement.

                                    AGREEMENT

         NOW THEREFORE, the parties, intending to be legally bound, agree as follows:


                             SECTION 1--DEFINITIONS

         For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

"ACCOUNTS RECEIVABLE"--as defined in Section 3.8.

"ACQUIRED COMPANIES"--Dover, Transfolio and Dover Book Store, collectively.

"AGREEMENT" --as defined in the first paragraph of this Agreement.

"BALANCE SHEET"--as defined in Section 3.4.

"BALANCE SHEET SCHEDULES"--as defined in Section 3.4.

"BEST EFFORTS"--the reasonable efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved expeditiously.

"BREACH"--a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

"BUYER"--as defined in the first paragraph of this Agreement.

"BUYER'S ADVISORS"--as defined in Section 5.1.

"CASH WITHDRAWALS"--any and all compensation and distributions made by an Acquired Company to, or on behalf of, Sellers and any Related Person of Sellers, including, without limitation, compensation and distributions made to any such Person with respect to Taxes and indebtedness.

"CLOSING"--as defined in Section 2.3.

"CLOSING DATE"---as defined in Section 2.3.

"CONSENT"--any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

"CONTEMPLATED TRANSACTIONS"--all of the transactions contemplated by this Agreement and Sellers' Closing Documents, including:

(a) the sale of the Shares by Sellers to Buyer;

(b) the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement (including, without limitation, the delivery by Sellers of the documents set forth in Section 2.4(a)) and Sellers' Closing Documents; and

(c) Buyer's acquisition and ownership of the Shares.

"CONTEST"--as defined in Section 12.4.

"CONTRACT"--any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

"DAMAGES"-- any loss, liability, claim, damage, expense (including, without limitation, costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim, and, solely for the purposes of Section 10, net of any insurance benefits actually received by a party being indemnified pursuant to Section
10 hereof (or any Related Person to such party) by reason of the circumstances underlying the indemnification.

"DISCLOSURE LETTER"--the disclosure letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

"DOVER" -- as defined in the first paragraph of this Agreement.

"DOVER BOOK STORE" -- as defined in the first paragraph of this Agreement.

"ENCUMBRANCE"--any charge, claim, community property interest, lien, option, pledge, security interest or right of first refusal, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership, but not liens securing (i) any Tax obligation and/or (ii) obligations for materials and/or services, the payment of which is not, in either case, due as of the date of this Agreement.

"ENVIRONMENT"--soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

"ENVIRONMENTAL LAW"--any Legal Requirement that relates to the Environment, including but not limited to the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Clean Air Act, the Toxic Substances Control Act and analogous state laws.

"ERISA"--the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"ESTIMATED NET ADJUSTMENT"  --as defined in Section 2.5.

"ESTIMATED PURCHASE PRICE" -- as defined in Section 2.2.

"ESTIMATED PURCHASE PRICE ADJUSTMENT"--as defined in Section 2.5(a).

"EXCHANGE ACT"--the Securities Exchange Act of 1934, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"FINAL DETERMINATION"--as defined in Section 2.5.

"GAAP"-- United States generally accepted accounting principles.

"GOVERNMENTAL AUTHORIZATION"--any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"GOVERNMENTAL BODY"--any:
(a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b) federal, state, local, municipal, foreign, or other government;

(c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d) multi-national organization or body; or

(e) body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

"HAZARDOUS MATERIALS"--any material, waste or substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any mixture or solution thereof, and specifically including asbestos and petroleum and all derivatives thereof and synthetic substitutes therefor.

"HSR ACT"--the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"INCOME TAX"--federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto.

"INCOME TAX RETURN"--any Tax Return relating to Income Taxes.

"IRC"--the Internal Revenue Code of 1986, as amended.

"IRS"--the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

"KNOWLEDGE OF BUYER" or "BUYER'S KNOWLEDGE"--Buyer will be deemed to have "Knowledge" of a particular fact or other matter if James Conway or Robert Story is actually aware of such fact or other matter.

"KNOWLEDGE OF SELLERS" or "SELLERS' KNOWLEDGE"--Sellers will be deemed to have "Knowledge" of a particular fact or other matter if Blanche Cirker, Clarence Strowbridge, Florence Leniston or Leo Boriss is actually aware of such fact or other matter.

"LEASE AGREEMENT"--as defined in Section 2.4(a)(viii).

"LEASED REAL PROPERTY"--as defined in Section 3.10(b).

"LEGAL REQUIREMENT"--any applicable federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

"LESSOR" --as defined in Section 2.4(a)(ix).

"MATERIAL ADVERSE EFFECT"--means a material adverse effect on the business, operations, results of operations, properties, assets or condition (financial or otherwise) of an Acquired Company.

"OCCUPATIONAL SAFETY AND HEALTH LAW"--any Legal Requirement designed to provide safe and healthy working conditions and to reduce occupational safety and health hazards.

"ORDER"--any award, decision, injunction, judgment, order, ruling, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

"ORDINARY COURSE OF BUSINESS"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if such action is (i) taken without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), (ii) consistent with, and similar in nature and magnitude to, the past practices of such Person and (iii) taken in the normal and routine course of the day-to-day operations of such Person.

"ORGANIZATIONAL DOCUMENTS"--the articles or certificate of incorporation and the bylaws of a corporation and any amendments thereof.

"PERSON"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, limited liability partnership, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

"PROCEEDING"--any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"PROPRIETARY RIGHTS"--as defined in Section 3.22.

"PROPRIETARY RIGHTS AGREEMENT"--as defined in Section 3.20.

"PUBLISHING CONTRACTS"--Contracts with authors relating to the purchase, license, transfer or assignment of any rights associated with such authors' works or intellectual property.

"PURCHASE PRICE"--the Estimated Purchase Price as adjusted by Sections 2.5(e) and 12.8(a).

"PURCHASE PRICE ADJUSTMENT"--the aggregate amount, if any, of unpaid federal, state, local and foreign Taxes owed by the Acquired Companies for all periods from January 1, 2000 to and through the Closing Date, including as a result of making the Section 338(h)(10) Elections.

"RELATED PERSON"--with respect to a particular individual:

(a) each other member of such individual's Family;

(b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

(c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

(d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(b) any Person that holds a Material Interest in such specified Person;

(c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(d) any Person in which such specified Person holds a Material Interest;

(e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(f) any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse and former spouses, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

"RELEASE"--any spilling, leaking, pumping, pouring, emptying, injecting, disposing, emitting, discharging, depositing, escaping, leaching, or dumping into the Environment, whether intentional or unintentional.

"REPRESENTATIVE"--with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

"SECTION 338(h)(10) ELECTIONS"--as defined in Section 12.1.

"SECURITIES ACT"--the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"SELLERS"--as defined in the first paragraph of this Agreement.

"SELLERS' CLOSING DOCUMENTS"--as defined in Section 3.2(a).

"SELLERS' RELEASES"--as defined in Section 2.4.

"SHARES"--as defined in the Recitals of this Agreement.

"SUBSIDIARY" --with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of one of the Acquired Companies.

"TAX"--any tax (including, but not limited to, any income tax, capital gains tax, value-added tax, sales or use tax, payroll tax, employment tax, franchise tax, social security tax, unemployment tax, disability tax, property tax, transfer tax, registration tax, alternative or add-on minimum tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

"TAX RETURN"--any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

"THIRD PARTY LEASE" --as defined in Section 3.10(b)(iii).

"THREAT OF RELEASE"--a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

"THREATENED"--a claim, Proceeding, dispute, or other matter will be deemed to have been "Threatened" if any demand or statement has been received (in writing), or to the Knowledge of Sellers or Buyer (as the case may be) made, or any notice has been received (in writing), or to the Knowledge of Sellers or Buyer (as the case may be) given, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

"TRANSFOLIO" -- as defined in the first paragraph of this Agreement.

"YEAR 2000 ISSUES"--the anticipated costs, problems and uncertainties associated with the inability of certain computer applications to effectively handle data including dates on and after January 1, 2000, as such inability affects the business, operations, and financial condition of the Acquired Companies.


                 SECTION 2--SALE AND TRANSFER OF SHARES; CLOSING

         2.1      SHARES

         Subject to the terms and conditions of this Agreement, at the Closing, each Seller shall deliver or cause to be delivered to Buyer certificates representing all of the Shares owned by such Seller. Such stock certificates shall be duly endorsed in blank for transfer or shall be presented with stock powers duly executed in blank, with such signature guarantees and such other documents as may be reasonably required by Buyer to effect a valid transfer of such Shares by such Seller, free and clear of any and all Encumbrances.

         2.2      PURCHASE PRICE

         In consideration of the sale by Sellers to Buyer of the Shares and in reliance upon the representations and warranties of Sellers herein contained and made at the Closing and subject to the satisfaction of all of the conditions contained herein, Buyer agrees that on the Closing Date it will deliver to Sellers the aggregate purchase price which is comprised of a cash payment equal to thirty-nine million dollars ($39,000,000) less the Estimated Purchase Price Adjustment (as defined in Section 2.5(a)) (the "Estimated Purchase Price"), which payment shall be made by wire transfer of immediately available funds to one or more accounts designated by Sellers. At least three business days prior to the anticipated Closing Date, Buyer shall deliver to Sellers an allocation, which allocation shall have been prepared in good faith, of the Estimated Purchase Price among the Acquired Companies.


         2.3      CLOSING

         The purchase and sale provided for in this Agreement will take place at the offices of Sellers' counsel, Weil, Gotshal & Manges, LLP, at 767 Fifth Avenue, New York, New York 10153, at 10:00 a.m. (local time) (or such other time and place as the parties may agree) on the later of (i) September 19, 2000 or
(ii) the date that is two business days following the termination of the applicable waiting period under the HSR Act (the later of (i) and (ii), or such other date as the parties may agree, is the "Closing Date"). The consummation of the transactions contemplated by this Agreement is hereinafter referred to as the "Closing". Subject to the provisions of Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

         2.4      CLOSING OBLIGATIONS

         At the Closing:

                  (a)      Sellers will deliver to Buyer:

                           (i) certificates representing the Shares duly endorsed in blank for transfer or presented with stock powers duly executed in blank, with such signature guarantees and such other documents as may be reasonably required by Buyer to effect a valid transfer of the Shares;

                           (ii) releases in the form of EXHIBIT 2.4(a)(ii) executed by each Seller, and by each Related Person of either Seller who was on the payroll of any Acquired Company during 1998 or 1999 or 2000, of all claims which any of them have against either Acquired Company (collectively, "Sellers' Releases");

                           (iii) a certificate executed by each Seller representing and warranting to Buyer that each of Sellers' representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Letter that were delivered by Sellers to Buyer prior to the Closing Date in accordance with Section 5.5);

                           (iv) a "transferor's certificate of non-foreign status" within the meaning of Section 1445(b)(2) of the IRC in the form of EXHIBIT 2.4(a)(iv), executed by each Seller;

                           (v) certificates of good standing and foreign qualification for each Acquired Company from each jurisdiction listed on EXHIBIT 2.4(a)(v);

                           (vi) the resignations of any Related Person employed by any Acquired Company, all of the directors of each Acquired Company and of such officers of each Acquired Company as may be requested by Buyer at least five days prior to the Closing, such resignations to be effective at the Closing;

                           (vii) an opinion of Weil, Gotshal & Manges LLP, dated as of the Closing Date, in the form of EXHIBIT 2.4(a)(vii);

                           (viii) a lease agreement, in the form of EXHIBIT 2.4(a)(viii), between Sellers (or their affiliates) as lessor and the Buyer (or its designee) as lessee (the "Lease Agreement");

                           (ix) evidence of termination of all lease agreements existing immediately prior to the Closing between any Seller or any Related Person of any Seller or any of their respective affiliates (collectively, "Lessors" and individually, a "Lessor"), on the one hand, and any Acquired Company on the other hand, and releases in the form of EXHIBIT 2.4(a)(ix) from each Lessor to the respective lessees under such leases.

                           (x) consent and estoppel certificate executed on behalf of Olmstead Properties, Inc., as landlord for office space at 180 Varick Street, New York, NY, dated as of a date not more than five days prior to the Closing Date.

                           (xi) Organizational Documents of each Acquired Company certified by (i) the Secretary of State of each of their respective jurisdictions of incorporation, dated as of a date not more than five (5) days prior to the Closing (in the case of the certificate or articles of incorporation) and (ii) by the Secretary of the respective Acquired Company (in the case of the bylaws), dated the Closing Date;

                           (xii) the minute books, books of account and stock record books and other records in existence of each of the Acquired Companies;

                           (xiii) a certificate executed by Sellers setting forth the aggregate amount of Cash Withdrawals in each of 1997, 1998, 1999 and 2000 through the Closing Date, together with a supporting schedule reasonably acceptable to Buyer indicating when each individual Cash Withdrawal was made, the recipient of such Cash Withdrawal and the nature of such Cash Withdrawal;

                           (xiv) written consent of Sellers (the "Gottbetter Consent") to the consulting agreement dated as of August 3, 2000, between Courier Corporation and Mr. Paul Gottbetter, the Sellers' and Acquired Companies' accountant; and

                           (xv) such other documents as Buyer may reasonably request.

                  (b)      Buyer will deliver to Sellers:

                           (i)    the Estimated Purchase Price;

                           (ii)   the Lease Agreement;

                           (iii) an opinion of Goodwin, Procter & Hoar LLP, dated as of the Closing Date, in the form of EXHIBIT 2.4(B)(III);

                           (iv) a certificate executed by Buyer to the effect that, except as otherwise stated in such certificate, each of Buyer's representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date; and

                           (v) such other documents as Sellers may reasonably request.

         2.5      ADJUSTMENTS

                  (a) For purposes of this Agreement, the parties have agreed that solely for purposes of the Closing, a good faith estimate of the Purchase Price Adjustment is $196,729 (the "Estimated Purchase Price Adjustment").

                  (b) Within thirty (30) days after the filing of the Tax Returns referred to in Section 12.3 hereof, Buyer shall deliver to Sellers Buyer's proposed determination of (i) the Purchase Price Adjustment and (ii) the amount, if any, by which Cash Withdrawals from the date of the Balance Sheet through the Closing Date exceed the limitations set forth in Section 5.11 of this Agreement (the sum of clauses (i) and (ii), the "Estimated Net Adjustment").

                  (c) Sellers and their Representatives shall have the right to review all books, work papers and procedures used by Buyer and its Representatives in calculating the Estimated

Net Adjustment. Unless Sellers notify Buyer within thirty (30) days following receipt of the Estimated Net Adjustment of any objections to the calculation of the Estimated Net Adjustment, then the Estimated Net Adjustment shall become final and binding upon the parties for purposes of this Section 2.5.

                  (d) If Sellers object to the Estimated Net Adjustment, Sellers and Buyer agree to negotiate in good faith to resolve such objections. If Sellers and Buyer are unable to resolve all objections within thirty days after the delivery of Sellers' objections, the remaining disputed matters shall be submitted to a nationally recognized independent accounting firm mutually agreed upon by Buyer and Sellers to resolve such disputes (or, if Buyer and Sellers are unable to agree upon a firm within five days following the end of the thirty-day period, then Buyer and Sellers shall each select a firm and such firms shall jointly select a third firm which shall solely resolve the disputed matters). The decision of such accounting firm shall be final and binding on the parties and Buyer and Sellers shall each bear one-half of the fees, costs and expenses of such accounting firm.

                  (e) Within three days after the final calculation of the Estimated Net Adjustment in accordance with subsection (c) or (d) above (the "Final Determination"), (i) the excess, if any, of the Estimated Purchase Price Adjustment over the Final Determination shall be paid by Buyer to Sellers by wire transfer of immediately available funds to an account designated by Sellers or (ii) the excess, if any, of the Final Determination over the Estimated Purchase Price Adjustment shall be paid by Sellers to Buyer by wire transfer of immediately available funds to an account designated by Buyer. Any amount paid by Buyer to Sellers pursuant to clause (i) of the preceding sentence shall be treated by the parties hereto as an increase of the Purchase Price for all purposes, and any amount paid by Sellers to Buyer pursuant to clause (ii) of the preceding sentence shall be treated by the parties hereto as a reduction of the Purchase Price for all purposes.

              SECTION 3--REPRESENTATIONS AND WARRANTIES OF SELLERS

         As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each of Sellers jointly and severally hereby make to Buyer the representations and warranties contained in this Section 3. Sellers shall not have any right of indemnity or contribution from the Acquired Companies with respect to the breach of any representation, warranty or covenant under this Agreement.

         3.1      ORGANIZATION AND GOOD STANDING

                  (a) Part 3.1 of the Disclosure Letter contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each). Each Acquired Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under its Contracts. Each Acquired Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.

                  (b) Sellers have delivered to Buyer copies of the Organizational Documents of each Acquired Company, as currently in effect.

         3.2      AUTHORITY; NO CONFLICT

                  (a) This Agreement constitutes the legal, valid, and binding obligation of each Seller and each Acquired Company, enforceable against each Seller and each Acquired Company in accordance with its terms. Upon the execution and delivery by Sellers of the Lease Agreements and Sellers' Releases (collectively, the "Sellers' Closing Documents"), Sellers' Closing Documents will constitute the legal, valid, and binding obligations of each Seller, enforceable against each Seller in accordance with their respective terms. Each Seller and each Acquired Company has the full right, power, authority, and capacity to execute and deliver this Agreement and Sellers' Closing Documents to which they are a party, and to perform their respective obligations under this Agreement and Sellers' Closing Documents.

                  (b) Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                           (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of any Acquired Company, or (B) any resolution adopted by the board of directors or the stockholders of any Acquired Company;

                           (ii) contravene, conflict with, or result in a violation of any Legal Requirement or any Order to which any Acquired Company or Seller, or any of the assets owned or used by any Acquired Company, may be subject;

                           (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company;

                           (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract; or

                           (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Acquired Company.

Except as set forth in Part 3.2 of the Disclosure Letter, neither Seller nor any Acquired Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or any of Sellers' Closing Documents or the consummation or performance of any of the Contemplated Transactions. Notwithstanding anything to the contrary in the previous sentence, Sellers make no representation or warranty with respect to the need to give any notice or to obtain any Consent from any Person with respect to the Publishing Contracts as a result of the execution and delivery of this Agreement or of any of Sellers' Closing Documents or the consummation or performance of any of the Contemplated Transactions.

         3.3      CAPITALIZATION

                  (a) The authorized equity securities of Dover consist of 200 shares of common stock, no par value per share, of which 200 shares are issued and outstanding and constitute the Dover Shares. Each Seller is and will be on the Closing Date the record and beneficial owner and holder of the Dover Shares set forth next to her or its name in Part 3.3 of the Disclosure Letter, free and clear of all Encumbrances. With the exception of the Dover Shares (which are owned by Sellers), all of the outstanding equity securities and other securities of Dover are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of Dover. All of the outstanding equity securities of Dover have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of Dover. Except as set forth in Part 3.3 of the Disclosure Letter, none of the outstanding equity securities or other securities of Dover was issued in violation of the Securities Act or any other Legal Requirement. Dover neither owns nor has any Contract to acquire any equity securities or other securities of any Person (other than Acquired Companies) or any direct or indirect equity or ownership interest in any other business.

                  (b) The authorized equity securities of Transfolio consist of 200 shares of common stock, par value $100 per share, of which 80 shares are issued and outstanding and constitute the Transfolio Shares. Each Seller is and will be on the Closing Date the record and beneficial owner and holder of the Transfolio Shares set forth next to her or its name in Part 3.3 of the Disclosure Letter, free and clear of all Encumbrances. With the exception of the Transfolio Shares (which are owned by Sellers), all of the outstanding equity securities and other securities of Transfolio are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of Transfolio. All of the outstanding equity securities of Transfolio have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of Transfolio. Except as set forth in Part 3.3 of the Disclosure Letter, none of the outstanding equity securities or other securities of Transfolio was issued in violation of the Securities Act or any other Legal Requirement. Transfolio neither owns nor has any Contract to acquire any equity securities or other securities of any Person (other than Acquired Companies) or any direct or indirect equity or ownership interest in any other business.

                  (c) The authorized equity securities of Dover Book Store consist of 200 shares of common stock, no par value per share, of which 20 shares are issued and outstanding and constitute the Dover Book Store Shares. Each Seller is and will be on the Closing Date the record and beneficial owner and holder of the Dover Book Store Shares set forth next to her or its name in
Part 3.3 of the Disclosure Letter, free and clear of all Encumbrances. With the exception of the Dover Book Store Shares (which are owned by Sellers), all of the outstanding equity securities and other securities of Dover Book Store are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of Dover Book Store. All of the outstanding equity securities of Dover Book Store have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of Dover Book Store. Except as set forth in
Part 3.3 of the Disclosure Letter, none of the outstanding equity securities or other securities of Dover Book Store was issued in violation of the Securities Act or any other Legal Requirement. Dover Book Store neither owns nor has any Contract to acquire any equity securities or other securities of any Person (other than Acquired Companies) or any direct or indirect equity or ownership interest in any other business.

         3.4      FINANCIAL STATEMENTS

         Sellers have delivered to Buyer an unaudited balance sheet of each of the Acquired Companies as at April 30, 2000 prepared in accordance with GAAP (except with regards to inventory) (collectively, the "Balance Sheet") and the related schedules which list details of each asset and liability category on the Balance Sheet as well as a schedule of operating leases of each of the Acquired Companies as of April 30, 2000 (collectively, the "Balance Sheet Schedules"). A true and correct copy of the Balance Sheet and Balance Sheet Schedules are attached hereto as Part 3.4 of the Disclosure Letter. Such Balance Sheet and Balance Sheet Schedules fairly present in all material respects the assets, liabilities and operating leases of each of the Acquired Companies as of April 30, 2000, all in accordance with GAAP (except with respect to inventory).

         3.5      BOOKS AND RECORDS

         Buyer has been provided access to all existing books of account, minute books, stock record books, and other records of the Acquired Companies. At the Closing, all of those books and records will be in the possession of the Acquired Companies.

         3.6      TITLE TO PROPERTIES; ENCUMBRANCES

                  (a) Attached as Part 3.6(a) of the Disclosure Letter is a schedule of all of those assets consisting of personal property (including, without limitation, machinery, equipment, hardware and software) owned by the Acquired Companies as of May 11, 1998 having an individual fair market value of in excess of $2,000 (the "May Fixed Asset Schedule").

                  (b) Part 3.6(b) of the Disclosure Letter lists (i) all assets consisting of personal property (including, without limitation, machinery, equipment, hardware and software) purchased or otherwise acquired by the Acquired Companies from May 11, 1998 through the date hereof and (ii) all assets consisting of personal property (including, without limitation, machinery, equipment, hardware and software) sold, or otherwise retired or disposed of, from May 11, 1998 through the date hereof, in each case having an individual fair market value in excess of $2,000.

                  (c) Except as set forth in Part 3.6(c) of the Disclosure Letter, the Acquired Companies currently have, and shall have as of the Closing Date, good and marketable title to all of their respective material assets (whether real, personal or mixed and whether tangible or intangible) and such assets are, and shall be on the Closing Date, owned free and clear of all Encumbrances. Solely for purposes of this Section 3.6(c), the term "material" means the incurrence by, imposition upon, or attachment against, any Acquired Company or its assets, of aggregate liabilities with respect to the representations or warranties to which the concept of material is being applied in excess of $25,000.

         3.7      CONDITION AND SUFFICIENCY OF ASSETS

                  (a) The assets of the Acquired Companies consisting of personal property (including, without limitation, machinery, equipment, hardware, software, book plates, electronic files and other reproductive media) are, taken as a whole, in substantially good operating condition, reasonable wear and tear excepted, free from defects except for such minor defects as do not interfere with the continued use thereof in the conduct of normal operations.

                  (b) To Sellers' Knowledge, the buildings, plants, structures, and equipment of the Acquired Companies are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. To Sellers' Knowledge, the buildings, plants, structures, and equipment of the Acquired Companies are sufficient for the continued conduct of the Acquired Companies' businesses after the Closing in substantially the same manner as conducted prior to the Closing.

         3.8      ACCOUNTS RECEIVABLE

         All accounts receivable of the Acquired Companies as of August 11, 2000 or on the accounting records of the Acquired Companies as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable in excess of $10,000 in the aggregate. Part
3.8 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable of the Acquired Companies as of August 11, 2000, which list sets forth the aging of such Accounts Receivable.

         3.9      INVENTORY

         Part 3.9 of the Disclosure Letter contains a complete and accurate list of all inventory of the Acquired Companies as of the date of July 31, 2000, which list sets forth the item number, description, quantity and unit of measure of the raw material and finished goods inventory. The Acquired Companies have title to all inventory listed in Part 3.9 of the Disclosure Letter free and clear of all Encumbrances.

         3.10     REAL PROPERTY

                           (a)   OWNED REAL PROPERTY.  The Acquired Companies
do not own any real property.

                           (b)   LEASED REAL PROPERTY.  All of the real
property leased by the Acquired Companies, as tenant or lessee, is identified on
Part 3.10 to the Disclosure Letter (collectively referred to herein as the "Leased Real Property"). Sellers hereby make the following representations and warranties (except as set forth in Part 3.10 to the Disclosure Letter) with respect to the Leased Real Property:

                                 (i)   The Acquired Companies hold a valid
and enforceable leasehold interest in the Leased Real Property, which leasehold interest is not subject to any mortgage, pledge, lien, conditional sale agreement, security agreement, Encumbrance or other charge except for liens for Taxes not yet due and payable and such imperfections of title and Encumbrances, if any, which are not material in character, amount or extent, and which do not detract from the value, or interfere with the present or proposed use of the property subject thereto or affected thereby;

                                 (ii)  To the Seller's knowledge, there are no
material defects in the physical condition of any material improvements constituting a part of the Leased Real Property, including, without limitation, structural elements, mechanical systems, roofs or parking and loading areas, and all of such material improvements are in good operating condition and repair, have been well maintained and are free from material infestation by rodents or insects;

                                 (iii) The copy of the lease (and amendments
thereto) for the portion of the Leased Real Property which is leased from any Person other than a Lessor (as defined in Section 2.4(a)(ix), (the "Third Party Lease") delivered by Sellers to Buyer is complete, accurate, true and correct;

                                 (iv)  The Third Party Lease is in full force
and effect and has not been modified, amended, or altered, in writing or otherwise;

                                 (v)   All material obligations of the landlord
or lessor under the Third Party Lease which have accrued have been performed, and to the best of the knowledge of Sellers, no landlord or lessor is in material default under the Third Party Lease; and

                                 (vi)  All material obligations of the
Acquired Companies under the Third Party Lease which have accrued have been performed, and no Acquired Company is in default under the Third Party Lease, and, to the Knowledge of the Sellers, no circumstance presently exists which, with notice or the passage of time, or both, would give rise to a default under the Third Party Lease by any of the Acquired Companies.

                           (c)   None of the operations or assets of the
Acquired Companies are conducted or located on any real property other than the Leased Real Property. Except for the real property subject to the Third Party Lease, the Sellers directly own all of the Leased Real Property.

         3.11     TAXES

                  (a) Except as set forth in Part 3.11(a) of the Disclosure Letter, each Acquired Company has filed all material Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All material Taxes owed and due as of the Closing by any Acquired Company (whether or not shown on any Tax Return) have been paid. All Taxes owed, but not yet due, have been properly accrued for on the books and records of the Acquired Companies in accordance with, and to the extent required by, GAAP. No Acquired Company is the beneficiary of any extension of time within which to file any Tax Return.

                  (b) Except as set forth in Part 3.11(b) of the Disclosure Letter, there is no material dispute or claim concerning any Tax liability of any Acquired Company either (i) claimed or raised by any Governmental Body in writing or (ii) to Sellers' Knowledge, based upon personal contact with any agent of such Governmental Body.

                  (c) Part 3.11(c) of the Disclosure Letter lists all material Income Tax Returns filed by or on behalf of each Acquired Company for taxable periods ended on or after December 31, 1989, indicates any such Income Tax Returns that have been audited, and indicates any such Income Tax Returns that currently are the subject of audit. Sellers have delivered or made available to Buyer correct and complete copies of all Income Tax Returns (as filed) listed in
Part 3.11(c) of the Disclosure Letter, written examination reports and statements of deficiencies assessed against or agreed to by any Acquired Company since December 31, 1989. Sellers have also delivered to Buyer, with respect to each Acquired Company, correct and complete copies of IRS Form 2553, and similar elections (if any) under state, local, and foreign law, and all documents (including correspondence) with any Governmental Body relating thereto. No Acquired Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (d) Except as set forth in Part 3.11(d) of the Disclosure Letter, no Acquired Company is a party to any tax allocation or sharing Contract. No Acquired Company (A) has been a member of an affiliated group filing a consolidated federal Income Tax Return (other than a group the common parent of which was Dover) or (B) has any liability for the Taxes of any

Person (other than any other Acquired Company) under Treasury Regulation
Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, or otherwise.

                  (e) Except as disclosed in Part 3.11(e) of the Disclosure Letter, each Acquired Company (and any predecessor of each Acquired Company) has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the IRC and under corresponding provisions, if any, of state, local, and foreign law (for all jurisdictions in which each Acquired Company operated or operates) at all times since (i) in the case Dover Publications, Inc., January 1, 1982, (ii) in the case of Transfolio Express, Inc., June 10, 1990 and (iii) in the case of Dover Book Store, Inc., August 3, 1999.

                  (f) Except as disclosed in Part 3.11(f) of the Disclosure Letter, none of the Acquired Companies will be liable for any Tax under Section 1374 of the IRC in connection with the deemed sale of its assets caused by the
Section 338(h)(10) Elections or under any similar provision of state, local, or foreign law. None of the Acquired Companies has, in the past 10 years, acquired assets from another corporation in a transaction in which the Acquired Company's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor.

                  (g) Each Acquired Company has filed all Income Tax Returns, whether or not yet due, that it was required to file or will be required to file for the taxable year ending December 31, 1999. Each Acquired Company has paid all Income Taxes, whether or not yet due, owed for the taxable year ending December 31, 1999 (whether or not shown on any Income Tax Return).

                  (h) Solely for purposes of this Section 3.11, the term "material" means the incurrence by, imposition upon, or attachment against, any Acquired Company or its assets, of aggregate liabilities with respect to the representations or warranties to which the concept of material is being applied in excess of $50,000.

         3.12     NO MATERIAL ADVERSE CHANGE

         Except as set forth in Part 3.12 of the Disclosure Letter, since April 30, 1999, there has not been any material adverse change in respect of the Acquired Companies taken as a whole, and, to Sellers' Knowledge, no event has occurred or circumstance exists that may reasonably be expected to result in such a material adverse change.

         3.13     EMPLOYEE BENEFITS

                  (a) Part 3.13 of the Disclosure Letter sets forth a list of every Employee Program (as defined below) that has been maintained (as such term is further defined below) by any Acquired Company or an Affiliate (as defined below) at any time during the three-year period ending on the date hereof. Neither Acquired Company has amended or terminated any such Employee Program since March 1999 except as set forth in Part 3.13 of the Disclosure Letter.

                  (b) Each Employee Program (other than any Multiemployer Plan) which is maintained by an Acquired Company or an Affiliate and which is intended to qualify under Section 401(a) or 501(c)(9) of the IRC has received a favorable determination or approval letter from the IRS regarding its qualification under such section and, to the Knowledge of Sellers, qualifies under the applicable section of the IRC from the effective date of such Employee Program through and including the date hereof (or, if earlier, the date that all of such Employee Program's assets were distributed).

                  (c) Except for such failures to comply with any Legal Requirement that would not have a Material Adverse Effect, there has not been any failure of any party to comply with any Legal Requirement applicable with respect to the Employee Programs (other than any Multiemployer Plans) that have been maintained by any of the Acquired Companies or an Affiliate. No litigation or Proceeding or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Sellers, Threatened with respect to any such Employee Program (other than any Multiemployer Plans). All payments and/or contributions required to have been made (under the provisions of any Contracts or other governing documents or Legal Requirement) with respect to all Employee Programs maintained by an Acquired Company or any Affiliate, for all periods prior to the date hereof, have been timely made.

                  (d) Except as set forth in Part 3.13(d) of the Disclosure Letter, none of such Employee Programs (i) is subject to Title IV of ERISA or IRC Section 412 or ERISA Section 302, including, but not limited to, any Multiemployer Plan, or (ii) has ever provided health care or life insurance coverage to any employees after the last day of the month following their retirement (other than as required by part 6 of subtitle B of Title I of ERISA).

                  (e) With respect to each Employee Program (other than any Multiemployer Plans) maintained by any of the Acquired Companies or an Affiliate within the three years preceding the date hereof, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered to Buyer: (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended to the date hereof;
(ii) the most recent IRS determination or approval letter with respect to such Employee Program under IRC Section 401(a) or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the three (3) most recently filed

IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the three (3) most recent actuarial valuation reports completed with respect to such Employee Program; and (v) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto. The Acquired Companies have made available to Buyer (i) any insurance policy (including any fiduciary liability insurance policy or fidelity bond) related to such Employee Program; (ii) any registration statement or other filing made pursuant to any federal or state securities law; and (iii) all correspondence to and from any state or federal agency within the last six years with respect to such Employee Program.

                  (f) To Seller's knowledge, no employee communications or provision of any Employee Program document has limited the right of any of the Acquired Companies or the Affiliate to amend, terminate or otherwise modify such Employee Program.

                  (g) No Acquired Company has, or in the past has ever maintained or contributed to, a Multiemployer Plan.

                  (h) No Acquired Company or any Affiliate has incurred any liability under Title IV of ERISA which has not been paid in full prior to the date hereof. There has been no "accumulated funding deficiency" (whether or not waived) with respect to any Employee Program ever maintained by any of the Acquired Companies or any Affiliate and subject to IRC Section 412 or ERISA
Section 302. With respect to any Employee Program maintained by any of the Acquired Companies or any Affiliate and subject to Title IV of ERISA, there has been no (nor will there be any as a result of the Contemplated Transactions) (i) "reportable event," within the meaning of ERISA Section 4043 or the regulations thereunder, for which the notice requirement is not waived by the regulations thereunder, or (ii) event or condition which presents a material risk of a plan termination or any other event that may cause any of the Acquired Companies or any Affiliate to incur liability or have an Encumbrance imposed on its assets under Title IV of ERISA. Except as described in Part 3.13(h) of the Disclosure Letter, no Employee Program maintained by the Acquired Companies or any Affiliate and subject to Title IV of ERISA (other than a Multiemployer Plan) has any "unfunded benefit liabilities" within the meaning of ERISA Section 4001(a)(18), as of the date hereof.

                  (i) No Acquired Company nor any Affiliate has any material liability, whether absolute or contingent, direct or indirect, including any obligations under any Employee Program with respect to any misclassification of a person as an employee or with respect to any employees treated as "benefits ineligible" or "leased" from any employer.

                  (j) For purposes of this Section 3.13:

                           (i) "Employee Program" means (A) all employee benefit plans within the meaning of ERISA Section 3(3), whether or not subject to ERISA, including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)) and plans to which more than one unaffiliated employer contributes; (B) all stock option plans, stock purchase plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements described in IRC
         Section 120, 125, 127, 129 or 137; and (C) all plans or arrangements providing compensation to directors. In the case of an Employee Program funded through a trust described in IRC Section 401(a) or an organization described in IRC Section 501(c)(9), or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

                           (ii) An entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by Contract or under any Legal Requirement) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries);

                           (iii) An entity is an "Affiliate" of an Acquired Company for purposes of this Section 3.13 if it would have ever been considered a single employer with an Acquired Company under ERISA
         Section 4001(b) or part of the same "controlled group" as the Acquired Company for purposes of ERISA Section 302(d)(8)(C); and

                           (iv) "Multiemployer Plan" means a (pension or non-pension) employee benefit plan to which more than one employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

         3.14    COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

                 (a) Without in any way limiting the representations set forth in Sections 3.19, 3.21, 3.22 and 3.23 relating to compliance with Legal Requirements, except as set forth in Part 3.14(a) of the Disclosure Letter, (i) each Acquired Company is currently in compliance and has heretofore complied in all material respects with all Legal Requirements, except for such noncompliance which would not have a Material Adverse Effect, and (ii) no Acquired Company has received written notice from a Governmental Body of a violation or alleged violation of any material Legal Requirement within the last three (3) years.

                 (b) Part 3.14(b) of the Disclosure Letter lists all material Governmental Authorizations required from any Governmental Body in order for the Acquired Companies to conduct their businesses as currently conducted. Except as set forth in Part 3.14(b) of the Disclosure Letter, each Acquired Company has obtained all material Governmental Authorizations, which are valid and in full force and effect, and is operating in compliance therewith, except for such noncompliance which would not have a Material Adverse Effect. The Governmental Authorizations include, but are not limited to, those required under federal, state or local statutes, ordinances, orders, requirements, rules, regulations, or laws pertaining to environmental protection, public health and safety, worker health and safety, buildings, highways or zoning. To Sellers' Knowledge, no further Governmental Authorizations are or will be required in order to continue to conduct the business currently conducted by the Acquired Companies subsequent to the Closing.

         3.15     LEGAL PROCEEDINGS; ORDERS

                  (a) Except as set forth in Part 3.15 of the Disclosure Letter, there is no litigation or governmental or administrative proceeding or investigation pending or, to the Knowledge of Sellers, Threatened against any Acquired Company or any Related Person thereof relating to the Acquired Companies. To the Knowledge of Sellers, there has not occurred any event or occurrence on the basis of which any material claim may be currently asserted.

                  (b) Except as disclosed in Part 3.15 of the Disclosure Letter, no Acquired Company is subject to or bound by any written Order or consent decree that may materially and adversely affect its properties, assets, business or condition (financial or other).

         3.16     ABSENCE OF CERTAIN CHANGES AND EVENTS

         Except as set forth in Part 3.16 of the Disclosure Letter, since April 30, 1999, the Acquired Companies have conducted their businesses only in the Ordinary Course of Business and there has not been any:

                  (a) change in any Acquired Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of any Acquired Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Acquired Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

                  (b) amendment to the Organizational Documents of any Acquired Company;

                  (c) payment or increase by any Acquired Company of any bonuses, salaries, or other compensation to any stockholder, director or, except in the Ordinary Course of Business, officer or employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

                  (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Acquired Company;

                  (e) damage to or destruction or loss of any asset or property of any Acquired Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business or financial condition of the Acquired Companies, taken as a whole;

                  (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to any Acquired Company of at least $50,000.00;

                  (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, distribution (other than distributions of inventory in the Ordinary Course of Business and cash withdrawals permitted under Section 5.11) or other disposition of any asset or property of any Acquired Company having a fair market value of in excess of $20,000, or mortgage, pledge, or imposition of any Encumbrance on any material asset or property of any Acquired Company, including, without limitation, the sale, lease, or other disposition of any of the Proprietary Rights;

                  (h) cancellation or waiver of any claims or rights with a value to any Acquired Company in excess of $50,000.00;

                  (i) material change in the accounting methods used by any Acquired Company;

                  (j) agreement, whether oral or written, by any Acquired Company to do any of the foregoing; or

                  (k) incurrence of any debt for borrowed money by or on behalf of any Acquired Company.

         3.17     CONTRACTS; NO DEFAULTS

                  (a) With the exception of Publishing Contracts, Part 3.17(a) of the Disclosure Letter contains a complete and accurate list, and Sellers have delivered to Buyer true and complete copies, of:

                           (i) each Contract that involves performance of services or delivery of goods or materials by one or more Acquired Companies of an amount or value in excess of $50,000.00;

                           (ii) each Contract that involves performance of services or delivery of goods or materials to one or more Acquired Companies of an amount or value in excess of $50,000.00;

                           (iii) each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of one or more Acquired Companies in excess of $50,000.00;

                           (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $50,000.00) owned or used by an Acquired Company;

                           (v) each material licensing agreement or other Contract with respect to Proprietary Rights of an Acquired Company, including, without limitation, agreements with current or former employees, consultants (software consultants and other), software and hardware vendors or contractors regarding the appropriation or the non-disclosure of any of the Proprietary Rights and agreements pursuant to which any Person has been granted an ownership interest in or a license to use Proprietary Rights of an Acquired Company;

                           (vi) each collective bargaining agreement and other Contract that any Acquired Company has with any labor union or other employee representative of a group of employees;

                           (vii) each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any Acquired Company with any other Person;

                           (viii) each Contract containing covenants that directly or indirectly purport to limit the freedom of any Acquired Company or any Related Person of an Acquired Company to engage in any line of business or to compete with any Person;

                           (ix) each Contract providing for annual payments in excess of $50,000 by an Acquired Company to any Person or by any Person to an Acquired Company (including, without limitation, all Contracts that the Acquired Companies have with sales representatives) based on sales, purchases, or profits, other than direct payments for goods;

                           (x) each power of attorney that is currently effective and outstanding;

                           (xi) each Contract by an Acquired Company providing for capital expenditures in excess of $50,000.00;

                           (xii) each written warranty, guaranty, or other similar undertaking with respect to contractual performance extended by any Acquired Company other than in the Ordinary Course of Business;

                           (xiii) each Contract by an Acquired Company with illustrators, artists and advisors with respect to the content and subject matter of published books or books being considered for publication providing for payments in excess of $7,500; and

                           (xiv) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

All Contracts required to be listed in Part 3.17(a) of the Disclosure Letter are herein called the "Material Contracts."

                  (b) Except as set forth in Part 3.17(b) of the Disclosure
Letter:

                           (i) no Seller (and to the Knowledge of Sellers, any Related Person of Sellers) has any rights nor may acquire any rights under, and no Seller has any obligation or liability nor may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, any Acquired Company; and

                           (ii) to the Knowledge of Sellers, no officer, director, agent or employee of any Acquired Company is bound by any Contract that purports to limit the ability of such officer, director, agent or employee to (A) engage in or continue any conduct, activity, or practice relating to the business of any Acquired Company, or (B) assign to any Acquired Company or to any other Person any rights to any invention, improvement, or discovery.

                  (c) Except as set forth in Part 3.17(c) of the Disclosure Letter, all Material Contracts to which an Acquired Company is a party or by which an Acquired Company is obligated are valid and are in full force and effect and constitute legal, valid and binding obligations of the Acquired Company and, to the Knowledge of Sellers, the other parties thereto, enforceable in accordance with their respective terms. Neither the Acquired Companies nor, to the Knowledge of Sellers, any other party to any Material Contract of an Acquired Company, is in material default in complying with any provisions thereof. To the Knowledge of Sellers, there are no existing conditions, events or facts that, with notice, lapse of time or both would constitute a material default under a Material Contract by an Acquired Company or by any other party thereto. To the Knowledge of Sellers, no notice or threat of or basis for the termination, expiration or modification of any Material Contracts within one year from the date hereof exists (other than normal expiration in accordance with their respective terms).

                  (d) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any Acquired Company under current or completed Material Contracts with any Person and, to the Knowledge of Sellers, no such Person has made written demand for such renegotiation.

         3.18     INSURANCE

                  (a) Part 3.18(a) of the Disclosure Letter sets forth a list of insurance policies (including information on the premiums payable in connection therewith and the scope and amounts of the coverage provided thereunder) maintained by each of the Acquired Companies. Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and each Acquired Company is in compliance in all material respects with the terms of their respective policies. To the Knowledge of Sellers, there is no claim by any Acquired Company pending under any such policies as to which coverage has been questioned, denied or disputed by the insurer. Each such insurance policy shall continue to be in full force and effect at the Closing.

                  (b) Except as set forth in Part 3.18(b) of the Disclosure Letter, there has not been during the current policy year and each of the three
(3) preceding policy years any claim under an insurance policy for an amount in excess of $50,000.00.

         3.19     ENVIRONMENTAL MATTERS

         Except as set forth in Part 3.19 of the Disclosure Letter:

                  (a) (i) The Acquired Companies and the real properties and facilities and operations thereof are in material compliance with all applicable Environmental Laws and the Acquired Companies have not generated, manufactured, refined, treated, stored, handled, transported, disposed, produced, processed or recycled any Hazardous Material, except in material compliance with all applicable Environmental Laws; (ii) to the Knowledge of Sellers, no Hazardous Material has ever been Released or Threatened to be Released at any site presently or formerly owned, operated, leased, or used by any Acquired Company, or has ever come to be located in the Environment at any such site at concentrations or in amounts in excess of applicable regulatory permits, limits or standards, as a result of which such Acquired Company has incurred, or is reasonably likely to incur, material liability under Environmental Laws; (iii) no lien has ever been imposed by any Governmental Body which is currently in effect on any property, facility, machinery, or equipment owned, operated, leased, or used by the Acquired Companies in connection with the presence of any Hazardous Material; and (iv) there are no underground storage tanks at any site owned, operated, leased, or used by any Acquired Company and over which such Acquired Company has control, and, to the Knowledge of Sellers, all underground storage tanks that have at any time existed at any such site have been removed in material compliance with all Environmental Laws or are in current compliance with all Environmental Laws. Notwithstanding anything to the contrary contained herein, the Acquired Companies make no representation and shall not be liable to or subject to indemnify the Buyer with respect to any Hazardous Material generated, manufactured, refined, treated, stored, handled, transported, disposed, produced or recycled after the Closing, nor with respect to any Release or Threat of Release of Hazardous Materials which initially occurs after the Closing.

                  (b) To the Knowledge of Sellers, the Acquired Companies do not have any material liability under any Environmental Law.

                  (c) The Acquired Companies have never (i) entered into or been subject to or Threatened with any Order or consent decree relating to the Environment or (ii) received any written request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim from any Person with respect to any environmental matter or the enforcement of any Environmental Law, which such matter has not been fully resolved (including any applicable audit periods) with the relevant Person(s) (including relevant regulatory authorities) as of the date hereof.

                  (c) The Acquired Companies have made available to Buyer copies of all environmental reports in the possession, custody or control of the Acquired Companies concerning any environmental matter relevant to the Acquired Companies, whether generated by the Acquired Companies, or others, including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental matters issued by any Governmental Body.

         3.20     EMPLOYEES

                  (a) To the Knowledge of Sellers, no employee or director of any Acquired Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or Proprietary Rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way materially and adversely affects or will affect (i) the performance of his duties as an employee or director of the Acquired Companies, or (ii) the ability of any Acquired Company to conduct its business, including any Proprietary Rights Agreement with either Seller or the Acquired Companies by any such employee or director.

                  (b) Part 3.20 of the Disclosure Letter contains a complete and accurate list of the following information for each retired employee or director of the Acquired Companies, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

         3.21     LABOR RELATIONS; COMPLIANCE

         Except as set forth in Part 3.21 of the Disclosure Letter, to the Knowledge of Sellers each Acquired Company is in compliance in all material respects with all applicable Legal Requirements respecting labor, employment, fair employment practices, terms and conditions of employment, and wages and hours. Except as set forth in Part 3.21 of the Disclosure Letter, to the Knowledge of Sellers, there are no charges of employment discrimination, wrongful termination, sexual harassment, breaches of express or implied employment arrangements, or unfair labor practices, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending or, to the Knowledge of Sellers, Threatened against an Acquired Company. There are no grievances, complaints or charges that have been filed against an Acquired Company under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement) that could have a Material Adverse Effect and no claim therefor has been asserted. Except as set forth in Part 3.21 of the Disclosure Letter, no collective bargaining agreements are in effect or are currently being or, to the Knowledge of Sellers, are about to be negotiated by any Acquired Company. Sellers have not received notice of any changes with respect to (including, without limitation, resignation of) the senior management or key supervisory personnel of the Acquired Companies, except that Mrs. Cirker and Leo Boriss will resign as of the Closing.

         3.22     INTELLECTUAL PROPERTY

                  (a) (i) All patents, patent applications, trade names, trademarks, trademark registration applications and all other proprietary rights (other than Publishing Contracts, copyrights and copyright registration applications), owned by or licensed to an Acquired Company or used or to be used by an Acquired Company in its business as presently conducted or contemplated are listed in Part 3.22(a) of the Disclosure Letter and (ii) all Publishing Contracts, copyrights and copyright registration applications owned by or licensed to an Acquired Company or used or to be used by an Acquired Company in its business as presently conducted or contemplated have been provided or made available to Buyer or its Representatives (the items described in clauses (i) and (ii), the "Proprietary Rights"). Except as set forth in Part 3.22(a) of the Disclosure Letter or to the extent in the public domain, each Acquired Company has the exclusive ownership or exclusive license to use all material Proprietary Rights used or to be used by it in its business as presently conducted or contemplated free and clear of any Encumbrances, and such use of the Proprietary Rights does not require the Consent of any other Person and the same are freely transferable (except as otherwise provided by law).

                  (b) All of the patents, registered copyrights and trademarks of the Acquired Companies and all of the patent applications, trademark registration applications and copyright registration applications of the Acquired Companies have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights or the corresponding offices of other countries identified in Part 3.22(b) of the Disclosure Letter and, except as set forth in Part 3.22(b) of the Disclosure Letter, have been properly maintained and renewed in all material respects in accordance with all applicable Legal Requirements in the United States and each such country.

                  (c) Except for the Publishing Contracts and as set forth in
Part 3.22(c) of the Disclosure Letter, neither the present activities nor the products of the Acquired Companies infringe in any material respect any patents, trade names, trademarks or other proprietary rights of others.

                  (d) Except for the Publishing Contracts and as set forth in
Part 3.22(d) of the Disclosure Letter, (i) no other Person has an interest in or right or license to use, or the right to license others to use, any of said Proprietary Rights, (ii) there are no claims or demands of any other Person pertaining thereto and no proceedings have been instituted, or are pending or, to the Knowledge of Sellers, Threatened, which challenge the rights of the Acquired Companies in respect thereof, and to the Knowledge of Sellers, there is no basis for any such claims or demands, (iii) none of the Proprietary Rights listed in Part 3.22(a) of the Disclosure Letter is subject to any outstanding Order or, to the Knowledge of Sellers, is being infringed by others, (iv) no proceeding charging an Acquired Company with infringement of any adversely held patent, trade name, trademark or copyright has been filed or, to the Knowledge of Sellers, is Threatened to be filed, and (v) to the Knowledge of Sellers, there exist no unexpired patent or patent application which includes claims that could have a Material Adverse Effect.

                  (e) Except for the Publishing Contracts and as set forth in
Part 3.22(e) of the Disclosure Letter, the Acquired Companies have the right to use, free and clear of any claims or rights of others, all trade secrets, inventions, customer lists and manufacturing and secret processes required for or incident to the manufacture or marketing of all products formerly or presently sold, manufactured, licensed, under development or produced by it, including products licensed from others. Any material payments required to be made by an Acquired Company for the use of such trade secrets, inventions, customer lists and manufacturing and secret processes are described in Part 3.22(e) of the Disclosure Letter. Except for the Publishing Contracts and as set forth in Part 3.22(e) of the Disclosure Letter, the Acquired Companies are not using or in any way making use of any confidential information or trade secrets of any third party, including, without limitation, a former employer of any present or past employee of an Acquired Company or of any of the predecessors of an Acquired Company.

                  (f) All of the domain name registrations on the World Wide Web held by any of the Acquired Companies are set forth in Part 3.22(f) of the Disclosure Letter. Each such registration is, as of the Closing Date, in full force and effect, is owned by one of the Acquired Companies and has not been assigned, licensed or transferred to any other party. Except as set forth on
Part 3.22(f) of the Disclosure Letter, there are no Contracts, whether written or oral, for development of a web site for any Acquired Company (including a web site for the URL www.DoverPublications.com).

         3.23     CERTAIN PAYMENTS

         Since December 31, 1995, no Acquired Company or director, officer, agent, or employee of any Acquired Company, or any other Person associated with or acting for or on behalf of any Acquired Company, has, in material violation of a Legal Requirement, directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Acquired Company or any Related Person of an Acquired Company, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Companies.

         3.24     NO RELATED PERSON INDEBTEDNESS

         Except as set forth in Part 3.24 of the Disclosure Letter, no Acquired Company has (i) any accounts or loans receivable from any Related Person or (ii) any accounts payable, loans payable or other liability to a Related Person.

         3.25     RELATIONSHIPS WITH RELATED PERSONS

         Except as set forth in Part 3.25 of the Disclosure Letter, no Seller or any Related Person of Sellers or of any Acquired Company has, or since December 31, 1995 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible) used in or pertaining to the Acquired Companies' businesses. No Seller or, to the Knowledge of Sellers, any Related Person of Sellers or of any Acquired Company is a record or beneficial owner of, or since December 31, 1995 has owned (of record or as a beneficial owner), an equity interest or any other financial or profit interest in a Person that has (i) had business dealings or a material financial interest in any transaction with any Acquired Company or (ii) engaged in competition with any Acquired Company with respect to any line of the products or services of such Acquired Company (a "Competing Business") in any market presently served by such Acquired Company. Except as set forth in
Part 3.25 of the Disclosure Letter, no Seller or, to the Knowledge of Sellers, any Related Person of Sellers or of any Acquired Company is a party to any Contract with, or has any claim or right against, any Acquired Company.

         3.26     BROKERS OR FINDERS; ABSENCE OF OTHER AGREEMENTS

         Neither Seller nor their agents has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement. Neither Seller nor any Acquired Company is a party to or bound by any letter of intent or other agreement with any Person other than Buyer with respect to the sale of any Acquired Company, any capital stock of any Acquired Company, or all or any material portion of the assets of any Acquired Company.


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

         3.27     [INTENTIONALLY OMITTED]

         3.28     YEAR 2000 ISSUES

         Each Acquired Company has made a commercially reasonable assessment of the Year 2000 Issues based upon ordinary business practices generally applicable to the publishing industry and has a realistic and achievable program for remediating the Year 2000 Issues on a timely basis. Except as set forth in Part 3.28 of the Disclosure Letter, as of the date hereof, Year 2000 Issues have not had a Material Adverse Effect, and Sellers do not reasonably anticipate that Year 2000 Issues will have a Material Adverse Effect on the businesses of the Acquired Companies following the Closing.

               SECTION 4--REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Sellers as follows:

         4.1      ORGANIZATION AND GOOD STANDING

         Buyer is a corporation duly organized, validly existing, and in good standing under the laws of The Commonwealth of Massachusetts.

         4.2      AUTHORITY; NO CONFLICT

                  (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer or its designees of the Lease Agreements (collectively, the "Buyer's Closing Documents"), the Buyer's Closing Documents will constitute legal, valid, and binding obligations, enforceable against Buyer or its designees in accordance with their respective terms. Buyer has the full right, power, and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents.

                  (b) Except as set forth in SCHEDULE 4.2, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                           (i)   any provision of Buyer's Organizational
Documents;

                           (ii)  any resolution adopted by the board of
directors or the stockholders of Buyer;

                           (iii) any Legal Requirement or Order to which Buyer
may be subject; or

                           (iv) any Contract to which Buyer is a party or by
which Buyer may be bound.

Except as set forth in SCHEDULE 4.2, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         4.3      CERTAIN PROCEEDINGS

         There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of Buyer, no such Proceeding has been Threatened.

         4.4      BROKERS OR FINDERS

         Neither Buyer nor its officers and agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and Buyer will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

         4.5      AVAILABILITY OF FUNDS

         Buyer has available sufficient funds to enable it to pay the Purchase Price and to consummate the Contemplated Transactions.

                         SECTION 5--COVENANTS OF SELLERS

         5.1      ACCESS AND INVESTIGATION

         Between the date of this Agreement and the Closing Date, each Seller will, and will cause each Acquired Company and its Representatives to, (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer's Advisors") access at reasonable times and in a manner that does not interfere with the business of the Acquired Companies to each Acquired Company's personnel, properties, Contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer's Advisors with copies of all such Contracts, books and records, and other existing documents and data as Buyer may reasonably request and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request, including, without limitation, monthly financial statements for each Acquired Company for periods subsequent to the Balance Sheet.

         5.2      OPERATION OF THE BUSINESSES OF THE ACQUIRED COMPANIES

         Between the date of this Agreement and the Closing Date, each Seller will, and will cause each Acquired Company to:

                  (a) conduct the business of such Acquired Company only in the Ordinary Course of Business; and

                  (b) use their Best Efforts to preserve intact the current business organization of such Acquired Company, keep available the services of the current officers, employees, and agents of such Acquired Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with such Acquired Company.

         5.3      NEGATIVE COVENANT

         Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, neither Seller will, nor will cause any Acquired Company to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section
3.16 is likely to occur.

         5.4      REQUIRED APPROVALS

         As promptly as practicable after the date of this Agreement, each Seller will, and will cause each Acquired Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions (including all filings under the HSR Act). Between the date of this Agreement and the Closing Date, each Seller will, and will cause each Acquired Company to, (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining all Consents identified in SCHEDULE 4.2.

         5.5      NOTIFICATION

         Between the date of this Agreement and the Closing Date, each of Buyer and Sellers will promptly notify the other parties hereto in writing if such party obtains Knowledge of any fact or condition that causes or constitutes a Breach of any of such party's representations and warranties as of the date of this Agreement, or if such party becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Sellers will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. During the same period, each of Buyer and Sellers will promptly notify the other parties hereto in writing of the occurrence of any Breach of any covenant of such party in Section 5 or Section 6, as applicable, or of the occurrence of any event that is reasonably likely to make the satisfaction of the conditions in Section 7 impossible or unlikely.

         5.6      PAYMENT OF INDEBTEDNESS BY RELATED PERSONS

         Except as expressly provided in this Agreement, each Seller will cause all indebtedness owed to an Acquired Company by either Seller or any Related Person of either Seller to be paid in full prior to Closing. In addition, subject to the limitations on Cash Withdrawals set forth in Section 5.11, each Seller will cause all indebtedness owed by an Acquired Company to Sellers or any of their Related Persons to be paid, canceled or forgiven prior to the Closing Date. Sellers shall provide evidence reasonably satisfactory to Buyer of the foregoing at the Closing.

         5.7      NO NEGOTIATION

         Until such time, if any, as this Agreement is terminated pursuant to
Section 9, no Seller will, nor will cause any Acquired Company or any of their Representatives to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of any Acquired Company, or any of the capital stock of any Acquired Company, or any merger, consolidation, business combination, or similar transaction involving any Acquired Company.

         5.8      BEST EFFORTS

         Between the date of this Agreement and the Closing Date, Sellers will use their Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.


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

         5.9      PUBLIC DISCLOSURE AND TRADING IN SECURITIES

         None of Sellers, any Acquired Company or any of any Acquired Company's Representatives shall disclose the fact that the parties are engaged in discussions regarding the Contemplated Transactions, including, without limitation, the identity of Buyer or any of its affiliates as a prospective purchaser or any of the terms of the Contemplated Transactions or this Agreement, except as may otherwise be required by Legal Requirements. Each Seller acknowledges that Buyer is a public company and that the federal securities laws prohibit trading in its securities on the basis of material inside information; accordingly, each Seller undertakes to refrain from any such trading and to take reasonable steps to prevent the Acquired Companies and any of their Representatives from so doing.

         5.10     COOPERATION BY SELLERS

                  Prior to the Closing, Sellers shall:

                  (a) allow Buyer to meet with and interview the employees of the Acquired Companies during regular business hours; PROVIDED, HOWEVER, that
(x) nothing contained in this Agreement shall confer upon any employee of any Acquired Company any right with respect to continuance of employment by the applicable Acquired Company, nor shall anything herein interfere with the right of Sellers, Buyer and the Acquired Companies to terminate the employment of any of the employees of the Acquired Companies at any time, with or without cause, or restrict Buyer or the Acquired Companies in the exercise of their independent business judgment in modifying any of the terms and conditions of the employment of the employees of the Acquired Companies and (y) no provision of this Agreement shall create any third party beneficiary rights in any employee of an Acquired Company, or any Related Persons thereof, with respect to compensation, terms and conditions of employment and benefits; and

                  (b) cooperate with Buyer in the completion of a physical count of all inventories of the Acquired Companies as soon as practical, but not more than fourteen (14) days from the date of this Agreement.

         5.11     CASH WITHDRAWALS

                  (a) Cash Withdrawals from all of the Acquired Companies from the date of the Balance Sheet through the Closing Date shall not exceed $437,000 per calendar month in the aggregate, pro rated for any fractional calendar month.

                  (b) Between the date of this Agreement and the Closing Date, Cash Withdrawals shall be made only in the Ordinary Course of Business of the Acquired Companies (e.g., the Acquired Companies will not incur indebtedness, will not accelerate the collection of accounts receivable and will not delay the payment of liabilities in order to fund Cash Withdrawals).

         5.12     CONSULTING SERVICES

         Mrs. Cirker agrees to perform such reasonable tasks and render such advice with respect to the business conducted by the Acquired Companies as Buyer shall request from time to time, including, without limitation, cooperating with Buyer in its preparation of financial statements for the Acquired Companies. From the Closing Date through December 31, 2000, Mrs. Cirker will be available to work a total of two (2) days per week if and as requested by Buyer. Buyer shall not ask Mrs. Cirker to work on Saturdays, Sundays or any other day on which federal banks are closed for business. A work day shall begin at 9:30 a.m. and end at 4:30 p.m. As consideration for the consulting services to be performed pursuant to this Section by Mrs. Cirker, Buyer agrees to pay Mrs. Cirker a cash payment in an amount equal to $800 per day (pro rated for partial days) for each day that Mrs. Cirker provides services to Buyer at its request. In addition, Buyer agrees to pay the full health insurance premiums associated with Mrs. Cirker's continuation, under the law known as COBRA, of the health insurance she currently receives as an employee of the Acquired Companies from the date her employment with the Acquired Companies ends (i.e. the Closing Date) until December 31, 2001. Mrs. Cirker agrees to take whatever reasonable steps are necessary to elect COBRA benefit continuation as of the Closing Date and will share with the Buyer any pertinent information concerning her COBRA election and concerning the cost of the health insurance premiums through December 31, 2001.

         5.13     NO DISCHARGE OF ESTATE

         The Estate agrees that it will not file or agree to any petition for decree of final settlement for executrix's account or for a discharge of Mrs. Cirker or executrix until the earlier of execution and delivery by Estate of all documents related to the Section 338(h)(10) Election as the Buyer may reasonably request and nine months after the Closing Date.

                          SECTION 6--COVENANTS OF BUYER

         6.1      APPROVALS OF GOVERNMENTAL BODIES

         As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them, and to take such steps as are required to obtain all necessary approvals, to consummate the Contemplated Transactions (including all filings under the HSR Act). Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, cooperate with Sellers with respect to all filings that Sellers are required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Sellers in obtaining all Consents identified in Part 3.2 of the Disclosure Letter; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.


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

         6.2      BEST EFFORTS

         Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

         SECTION 7--CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

         Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

         7.1      ACCURACY OF REPRESENTATIONS

                  (a) All of Sellers' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

                  (b) Each of Sellers' representations and warranties in Sections 3.3, 3.4, 3.11(e), 3.12 and 3.22(f) must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

         7.2      SELLERS' PERFORMANCE

                  (a) All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

                  (b) Each document required to be delivered pursuant to Sections 2.4 and 3.4 must have been delivered, and each of the other covenants and obligations in Sections 5.4, 5.7, 5.8, 5.9, 5.10 and 5.11 must have been performed and complied with in all respects.

         7.3      CONSENTS

         Each of the Consents identified in Part 3.2 of the Disclosure Letter (including, without limitation, approval under the HSR Act), and each Consent identified in SCHEDULE 4.2, must have been obtained and must be in full force and effect.

         7.4      NO PROCEEDINGS

         Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

         7.5      NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS

         There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Acquired Companies, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

         7.6      NO PROHIBITION

         Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under any Legal Requirement or applicable Order.



            SECTION 8--CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO
                                      CLOSE

         Sellers' obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

         8.1      ACCURACY OF REPRESENTATIONS

         All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

         8.2      BUYER'S PERFORMANCE

                  (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

                  (b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4(b) and must have paid the Estimated Purchase Price pursuant to Section 2.4(b)(i).

         8.3      CONSENTS

         Each of the Consents identified in Part 3.2 of the Disclosure Letter (including, without limitation, approval under the HSR Act), and each Consent identified in Schedule 4.2, must have been obtained and must be in full force and effect.

         8.4      NO INJUNCTION

         There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits any of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.



                             SECTION 9--TERMINATION

         9.1      TERMINATION EVENTS

         This Agreement, by notice given prior to or at the Closing, may be terminated:

                  (a) by either Buyer or Sellers if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not either been cured by the breaching party to the reasonable satisfaction of the non-breaching party within ten (10) days after notice of such Breach by the non-breaching party or been waived by the non-breaching party;

                  (b) (i) by Buyer if any of the conditions in Article 7 has not been satisfied as of or prior to the Closing Date, and Buyer has not waived such condition on or before the Closing Date; or (ii) by Sellers if any of the conditions in Article 8 has not been satisfied as of or prior to the Closing Date and Sellers have not waived such condition on or before the Closing Date;

                  (c)   by mutual consent of Buyer and Sellers; or

                  (d) by either Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before October 31, 2000, or such later date as the parties may agree upon in writing.

         9.2      EFFECT OF TERMINATION

         Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1 and 11.3 will survive; PROVIDED, HOWEVER, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.



                      SECTION 10--INDEMNIFICATION; REMEDIES

         10.1     SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE

         Subject to the provisions of Section 10.4 below, all representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificate delivered pursuant to Section 2.4(a)(iv), and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. Unless otherwise agreed upon in writing by the parties hereto, the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

         10.2     INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS

         Sellers will jointly and severally indemnify and hold harmless Buyer and its assignees and the Acquired Companies (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with:

                  (a) any Breach of any representation or warranty made by Sellers or the Acquired Companies in this Agreement (without giving effect to any supplement to the Disclosure Letter), the Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by Sellers or the Acquired Companies pursuant to this Agreement, other than Section 3.11, Section 12 or otherwise relating to Taxes;

                  (b) any Breach by Sellers or the Acquired Companies of any covenant or obligation of Sellers or the Acquired Companies in this Agreement, other than Section 3.11, Section 12 or otherwise relating to Taxes; or

                  (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Sellers or any Acquired Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

          The remedies provided in this Section 10.2 will be the exclusive remedies that are available to Buyer or the other Indemnified Persons except for fraud or injunctive relief provided, however, that the indemnity for Taxes shall not be covered by this Section 10.2, but shall be governed exclusively by Section 12 hereof.

         10.3     INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

         Buyer will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with:

                  (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement;

                  (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement; or

                  (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions;

                  The remedies provided in this Section 10.3 will not be exclusive of or limit any other remedies that may be available to Sellers.

         10.4     TIME LIMITATIONS

                  (a) If the Closing occurs, Sellers will have no liability (for indemnification or otherwise) with respect to any representation or warranty, other than those in Sections 3.3, 3.11, 3.13 and 3.19, or any covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before December 31, 2001 Buyer notifies Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. A claim with respect to Section 3.3, 3.13 or 3.19, or, except as set forth in Section 12 hereof, a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date, may only be made on or before December 31, 2001.

                  (b) If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before December 31, 2001 Sellers notify Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers. A claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date, may only be made on or before December 31, 2001.

         10.5     LIMITATIONS ON AMOUNT--SELLERS

         Sellers will have no liability (for indemnification or otherwise) with respect to the matters described in clauses (a) through (d) of Section
10.2 until the total of all Damages with respect to such matters exceeds $500,000 and then only for the amount by which such Damages exceed $500,000. This Section 10.5 will not apply to any claim for indemnification pursuant to
Section 12, including without limitation, for a Breach of Seller's representations and warranties under Section 3.11.

         10.6     LIMITATIONS ON AMOUNT--BUYER

         Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in clauses (a) through (c) of Section 10.3 until the total of all Damages with respect to such matters exceeds $500,000, and then only for the amount by which such Damages exceed $500,000.

         10.7     PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS

                  (a)   Promptly after receipt by an indemnified party under
Section 10.2 or 10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party has been prejudiced by the indemnified party's failure to give such notice.

                  (b) If any Proceeding referred to in Section 10.7(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes (which shall be governed solely by Section
12), be entitled to participate in such Proceeding and, to the extent that it wishes (unless the indemnifying party is also a party to such Proceeding and joint representation would be inappropriate, as determined by a court of competent jurisdiction), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case incurred by the indemnified party in connection with the defense of such Proceeding. If the indemnifying party assumes the defense of a Proceeding, (1) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (2) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its prior written consent. Failure by the indemnifying party to notify the indemnified party of its election to defend a Proceeding within fifteen days after notice thereof shall have been given to the indemnifying party shall be deemed a waiver by the indemnifying party of its right to defend such Proceeding; provided, however, that the indemnifying party shall not be deemed to have waived its right to contest and defend against any claim of the indemnified party for indemnification hereunder based upon or arising out of such Proceeding.

                  (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any compromise or settlement effected without its prior written consent (which may not be unreasonably withheld).

                  (d) Each Seller hereby consents to the non-exclusive jurisdiction of any court in which a third party Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agrees that process may be served on such Seller with respect to such a claim anywhere in the world.

         10.8     PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS

         A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

         10.9     COORDINATION WITH SECTION 12 (CERTAIN TAX MATTERS)

         Without otherwise limiting the rights of any party to this Agreement under this Section 10, all claims for indemnification for Damages arising from Tax matters are governed solely by the provisions of Section 12 of this Agreement.



                         SECTION 11--GENERAL PROVISIONS

         11.1     EXPENSES

         Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Buyer will pay the entire HSR Act filing fee and, upon the Closing of the Contemplated Transactions, Buyer will reimburse Sellers for up to $25,000.00 in the aggregate for Sellers' documented legal and accounting fees to parties who are not Related Persons of Sellers or the Acquired Companies incurred in connection with the Contemplated Transactions. Sellers will cause the Acquired Companies not to incur any out-of-pocket expenses in connection with this Agreement or the Contemplated Transactions. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

         11.2     PUBLIC ANNOUNCEMENTS

         Buyer and Sellers will consult with one another prior to issuing any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions. Such announcement or publicity will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing, Sellers shall, and shall cause the Acquired Companies to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Sellers and Buyer will consult with each other concerning the means by which the Acquired Companies' employees, customers, and suppliers and others having dealings with the Acquired Companies will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

         11.3     CONFIDENTIALITY

         Between the date of this Agreement and the Closing Date, Buyer and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Acquired Companies to maintain in confidence any written, oral, or other information obtained in confidence from another party or an Acquired Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any Consent required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by any Proceeding or Legal Requirement.

         If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

         11.4     NOTICES

         All notices, Consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when
(a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses or telecopier numbers, as the case may be, set forth below (or to such other addresses or telecopier numbers, as the case may be, as a party may designate by notice to the other parties):

Sellers:                 Mrs. Blanche Cirker
                         199 Woodside Drive
                         Hewlett, NY  11557
with a copy to:          Weil, Gotshal & Manges LLP
                         767 Fifth Avenue
                         New York, NY  10153
                         Attention:  Jeffrey J. Weinberg, Esq.
                         Facsimile No.:  (212) 310-8007

Buyer:                   Courier Corporation
                         15 Wellman Avenue
                         North Chelmsford, MA  01863-1334
                         Attention: James F. Conway III, President and CEO Facsimile No.: (978) 251-0482

with a copy to:          Goodwin, Procter & Hoar LLP
                         Exchange Place
                         Boston, MA  02109
                         Attention:  F. Beirne Lovely, Jr., P.C.
                         Facsimile No.:  (617) 570-8150

         11.5     JURISDICTION; SERVICE OF PROCESS

         Any Proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the parties in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of New York, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

         11.6     WAIVER

         The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by Legal Requirements, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         11.7     ENTIRE AGREEMENT AND MODIFICATION

         This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

         11.8     DISCLOSURE LETTER

                  (a) The disclosures in the Disclosure Letter, and those in any supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate or to which they are specifically cross-referenced and not to any other representation or warranty in this Agreement.

                  (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

         11.9     ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

         No party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyer may assign any of its rights under this Agreement to any one or more of its direct or indirect Subsidiaries; provided, however, that no such assignment by Buyer will relieve it of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the heirs, successors, estates, executors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their heirs, successors and assigns.

         11.10    SEVERABILITY

         If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         11.11    SECTION HEADINGS, CONSTRUCTION

         The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specifically indicated. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         11.12    TIME OF ESSENCE

         With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

         11.13    GOVERNING LAW

         This Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles.

         11.14    COUNTERPARTS

         This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         11.15    FURTHER ASSURANCES

         The parties agree (prior to and after the Closing) (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

         11.16    PERSONAL PROPERTY

         The parties hereby agree that

                  (a) all artwork listed on Part 11.16(a) of the Disclosure Letter,

                  (b) all books listed on Part 11.16(b) of the Disclosure Letter, provided that in no event will the removal of such books from the archives of the Acquired Companies adversely impact the publishing operations of any Acquired Company as historically conducted, and

                  (c) the two (2) automobiles used by Blanche Cirker and described on Part 11.16(c) of the Disclosure Letter, are the personal property of Sellers, and Buyer will not obtain any rights in or to such assets by reason of the Contemplated Transactions or otherwise. Sellers shall have until one (1) year following the Closing to remove from the Leased Real Property the artwork and books referred to in clauses (a) and
(b), respectively.

                         SECTION 12--CERTAIN TAX MATTERS

         12.1     SECTION 338(h)(10) ELECTIONS

                  (a) Sellers and Buyer shall make or cause to be made joint elections with respect to the purchase of each of the Acquired Companies under Section 338(h)(10) of the IRC and under any similar provisions of state, local and foreign law (the "Section 338(h)(10) Elections"). With respect to each Acquired Company, Buyer shall prepare and provide to Sellers a draft of IRS Form 8023, required schedules thereto, and any similar state, local and foreign forms, and such draft or drafts shall be subject to the review and approval of Sellers, which shall not be withheld or delayed unreasonably. Sellers shall have up to twenty (20) calendar days to review such draft or drafts and comment thereon.

                  (b) In connection with the Section 338(h)(10) Elections and as required by Section 12.1(a) hereof, Buyer shall in good faith prepare a draft allocation of the purchase price of each Acquired Company in accordance with Section 338(b) of the IRC and any applicable Treasury Regulations, and such draft allocation shall be subject to the review and approval of Sellers, which shall not be withheld or delayed unreasonably. Sellers shall have up to twenty (20) calendar days to review such draft allocations and comment thereon. For purposes of determining the allocation of basis among the assets of each Acquired Company, Sellers and Buyer agree that asset values will be based on an appraisal by Deloitte and Touche LLP, which appraisal will recognize that: (i) the inventory of the Acquired Companies at Closing will be valued using the same process that was used to value the inventory of the Acquired Companies as of February 28, 1998, which, as of such date, was $13,656,000, (ii) the Acquired Companies' property, plant and equipment will be valued based on an appraisal report as of the Closing Date for the assets identified in Section 3.6(a), subject to changes for assets purchased or retired between May 11, 1998 and the Closing Date, (iii) pre-publication costs will be valued using the same process as was used to value pre-publication costs as at December 31, 1997 (approximately $3.5 million on such date), and (iv) all other assets and liabilities will be valued in accordance with GAAP. The allocation of the purchase price to each Acquired Company under this Section 12.1(b) shall be consistent with Section 2.2. As among Sellers and Buyer, each Acquired Company and their respective Related Persons, the valuations of the assets listed in such allocation pursuant to this Section 12.1(b) shall be conclusive and binding, subject to any final IRS, other administrative or judicial determination to the contrary, and all such Persons shall file all Tax Returns consistently with the foregoing.

                  (c) In the case of any dispute between the parties with respect to the items to be prepared and provided by Buyer pursuant to Sections 12.1(a) or 12.1(b) hereof, the parties shall resolve such dispute in accordance with the procedure set forth in Section 2.5(d) hereof.

                  (d) Notwithstanding any other provision in this Agreement to the contrary, including Section 12.1(c), if Sellers shall not have delivered to Buyer an IRS Form 8023 and any similar state, local, and foreign forms, in each case fully executed by each Seller and capable of being filed by Buyer without any further action by Sellers, within 180 calendar days from the Closing Date, Buyer may, at its option prepare and deliver to Sellers an IRS Form 8023, required schedules thereto, and any similar state, local and foreign forms (collectively, the "Forms"). Sellers shall have up to twenty
(20) calendar days from the date of delivery to execute the Forms and deliver the same to Buyer. Except as required by law, Buyer and each Seller shall file all Tax Returns consistently with the Forms. In the event Buyer proceeds under this Section 12.1.(d), Buyer shall pay to Sellers the difference between the Sellers' Tax liability and the Sellers' Tax liability as it would have been had this Agreement not contained this Section 12.1(d) (assuming nonetheless that valid Section 338(h)(10) Elections had been made), plus (ii) any increase in the Seller's Tax liability arising from payments under this
Section 12.1(d).

         12.2     TAX INDEMNIFICATION

                  (a) From and after the Closing Date, Sellers agree to jointly and severally indemnify Buyer, each Acquired Company and their respective Related Persons against and hold them harmless from (x) all Taxes on or with respect to the Acquired Companies with respect to any taxable period or portion thereof that ends on or before the Closing Date, in either case including, but not limited to, Taxes, if any, imposed on the Acquired Companies with respect to any such taxable period or portion thereof as a result of the Section 338(h)(10) Elections and any Taxes imposed on the Acquired Companies with respect to any such taxable period or portion thereof attributable to the Contemplated Transactions (other than (i) Taxes to the extent taken into account in calculating the Final Determination, and (ii) those Taxes subject to Section 12.6 or the portion of Taxes allocated to Buyer pursuant to Section 12.2(d)) and (y) all Damages arising out of any Breach of any representation, warranty or covenant in Section 3.11 or this
Section 12. For purposes of this Section 12.2(a), Taxes imposed as a result of the Section 338(h)(10) Elections shall include Income Taxes and Taxes of a similar nature imposed on gain recognized by virtue of the Section 338(h)(10) Elections, but shall not include Taxes incurred in subsequent periods.

                  (b) On and after the Closing Date, Buyer shall indemnify Sellers for that portion of any increase in Seller's Income Tax liability resulting from an increased allocation of the purchase price to pre-publication costs of the Acquired Companies which results in the recognition by Sellers of more ordinary income and less capital gain than would be the case in the absence of such reallocation and any such increase in Income Tax liability shall be determined taking into account, among other things, both the increased ordinary income and decreased capital gain; PROVIDED, HOWEVER, such indemnity shall be limited to the increase in Sellers' Income Tax liability which is attributable to the amount of purchase price allocated to such pre-publication costs in excess of $7.0 million. Any indemnification payment pursuant to the preceding sentence of this Section 12.2(b) shall be increased by an amount equal to the increase in Income Tax incurred by Sellers as a result of any payment pursuant to this Section 12.2(b) (including under this sentence).

                  (c) Payment by the indemnifying party of any amount due under this Section 12 shall be made within three (3) days following written notice by the indemnified party that payment of such amounts to the appropriate Governmental Body or other Person is due, but in no case shall such payment be paid more than five (5) business days prior to the date such amount is due to such Governmental Body or other Person.

                  (d) For purposes of this Agreement, in the case of any Tax that is imposed on a periodic basis and is payable for a period that begins before the Closing Date and ends after the Closing Date, the portion of such Taxes payable for the period ending on the Closing Date shall be (i) in the case of any Tax other than a Tax based upon or measured by income, the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period and (ii) in the case of any Tax based upon or measured by income, the amount which would be payable if the taxable year ended upon the Closing Date, unless another method is prescribed by applicable Tax law. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 12.2(d) shall be computed by reference to the level of such items on the Closing Date.

         12.3     PREPARATION OF TAX RETURNS

         Buyer shall prepare or cause to be prepared and shall file or cause to be filed all Tax Returns for the Acquired Companies for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Buyer shall permit Sellers at least thirty (30) days to review and comment on each such Tax Return and Buyer shall make such revisions to such Tax Returns as are reasonably requested by Sellers, unless such request is not consistent with Section 12.1 or Buyer reasonably rejects any such request, in which case any dispute will be resolved in accordance with the procedure set forth in
Section 2.5(d) hereof.

         12.4     CONTESTS

                  (a) After the Closing, Buyer shall promptly notify Sellers, and Sellers shall promptly notify Buyer, in writing of the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim which, if determined adversely to the taxpayer, could be grounds for indemnification under, respectively, Section 12.2(a) or 12.2(b). Such notice shall contain factual information (to the extent known) describing the asserted Tax liability. If any party hereto fails to give prompt notice of an asserted Tax liability as required by this Section 12.4, then (i) if the party entitled to notice is precluded by the failure to give prompt notice from contesting the asserted Tax liability in both the administrative and judicial forums, then such party shall not have any obligation to indemnify for any loss arising out of such asserted Tax liability, and (ii) if the party entitled to notice is not so precluded from contesting but such failure to give prompt notice results in a detriment to such party or to such party's ability to fully and properly contest such asserted Tax liability, then any amount which such party is otherwise required to pay pursuant to Section 12.2(a) or 12.2(b), as applicable, with respect to any such liability shall be reduced by the amount of such detriment.

                  (b) Sellers may elect to direct, through counsel of their own choosing and at their own expense, any audit, claim for refund and administrative or judicial proceeding involving any asserted liability (any such audit, claim for refund or proceeding relating to an asserted Tax liability is referred to herein as a "Contest") with respect to which indemnity may be sought under Section 12.2(a); PROVIDED, HOWEVER, that Sellers may not settle, compromise, or otherwise dispose of such Contest without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed. If Sellers elect to direct a Contest, they shall within 30 calendar days of receipt of the notice of asserted Tax liability provided for in Section 12.4(a) notify Buyer of their intent to do so, and Buyer shall cooperate and shall cause each Acquired Company or its successor to cooperate, at the expense of Sellers, in each phase of such Contest. If Sellers elect not to direct the Contest or fail to notify Buyer of their election as herein provided, Buyer or the Acquired Companies, may, in good faith, pay, compromise or contest such asserted liability, subject to Sellers' consent, which shall not be withheld or delayed unreasonably; provided, however, that any reasonable expense incurred by Buyer in connection with such assumption of the direction of the Contest shall be included as Damages subject to Section 12.2(a) hereof. If Sellers direct such Contest as hereinabove provided, Buyer and each Acquired Company (and any successor thereto) shall empower (by power of attorney or such other documentation as may be appropriate) such representatives of Sellers as the latter may designate to handle such Contest.

                  (c) Buyer may at its election and solely at its expense, participate in, but not control, any Contest with respect to which indemnity may be sought under Section 12.2(b). Sellers shall be required to consult with Buyer only on those aspects of any such Contest with respect to which Buyer would be liable for indemnification under Section 12.2(b). Sellers shall regularly inform Buyer of the status of any such Contest and shall provide Buyer with any documents, correspondence, or other material or information as Buyer may reasonably request relating thereto. Sellers shall obtain the consent of Buyer, which shall not be unreasonably withheld or delayed, prior to taking any significant actions on any matter in such Contest with respect to which Buyer could be liable for indemnification. Such significant actions include but are not limited to the filing of a motion or appeal, as well as a settlement, compromise, or other disposition of the matter. Sellers shall at all times act in good faith in satisfying their obligations under this Section 12.4(c).

         12.5     COOPERATION AND EXCHANGE OF INFORMATION

         Sellers and Buyer will provide each other with such cooperation and information, including access to the applicable records of the Acquired Companies, as any of them reasonably may request of another in filing any Tax Return, amended return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include, but shall not be limited to, providing copies of relevant Tax Returns or portions thereof, together with any existing accompanying schedules and related work papers and documents relating to rulings or other determinations by taxing authorities. Each party shall reasonably be available or make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Each party will retain all Tax Returns, schedules and work papers and all material records or other documents relating to Tax matters of each Acquired Company for its taxable period first ending after the Closing Date and for all prior taxable periods until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate. Any information obtained under this Section 12.5 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

         12.6     CONVEYANCE TAXES

         Each of Buyer on the one hand and Sellers on the other hand will bear one-half of the liability for any sales, transfer, stamp, real property transfer and similar Taxes incurred as a result of the Contemplated Transactions provided for hereunder. Payments shall be made to the party otherwise primarily liable for any such Tax when reasonably requested, and such party shall timely pay such Tax when due. Without limiting any party's rights to indemnification under any other section of this Agreement, Buyer and Sellers agree to indemnify each other for all Damages attributed to a Breach of this Section 12.6.

         12.7     TAX SHARING AGREEMENTS

         All Tax sharing agreements or similar agreements with respect to or involving each Acquired Company shall be terminated as of the Closing Date and, after the Closing Date, no Acquired Company shall be bound thereby or have any rights or liabilities thereunder.

         12.8     MISCELLANEOUS

                  (a) The parties agree to treat all payments made by one party to the other party under this Section 12 as adjustments to the Estimated Purchase Price for Tax purposes.

                  (b) This Section 12 shall be the sole provision governing indemnification for Tax matters under this Agreement. Without limiting the foregoing, none of the limitations on indemnification in Section 10 (either with respect to the time during which a claim may be made or the amount of indemnification payable or the amount of any deductible or otherwise) shall apply to this Section 12.

                  (c) For purposes of this Section 12, all references to Sellers, Buyer and each Acquired Company include successors thereto, including the heirs, estates and successors of Sellers.

                  (d) The representations, warranties, covenants and agreements of the parties hereto contained in Section 3.11 and in this
Section 12 (and the Disclosure Letter, the supplements to the Disclosure Letter, the certificate delivered pursuant to Section 2.4(a)(iii), and any other certificate or document delivered pursuant to this Agreement to the extent such documents relate to Section 3.11 and/or this Section 12) shall survive the Closing and shall remain in full force and effect until 60 days after the expiration of the relevant statutes of limitations with respect to claims for Taxes that would be indemnifiable by Sellers, Buyer or any Acquired Company under this Section 12 of this Agreement.

                  (e) Except as required by law, Buyer will not amend any Tax Return filed by the Acquired Companies for periods ending on or prior to the Closing.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.


                                    COURIER CORPORATION
                                    By: /s/ James F. Conway III
                                       -----------------------------------------
                                         Name:  James F. Conway III
                                         Title: Chairman, President and
                                                 Chief Executive Officer

                                        /s/ Blanche Cirker
                                    --------------------------------------------
                                    Mrs. Blanche Cirker, Individually



                                    ESTATE OF HAYWARD FRANCIS CIRKER


                                    By: /s/ Blanche Cirker
                                       -----------------------------------------
                                         Mrs. Blanche Cirker
                                         Executrix